Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

Carolco Pictures, Inc.

Carolco Pictures, Inc., a corporation existing under the laws of the State of Florida (the “Corporation”), does hereby amend the Articles of Incorporation of the Corporation, as amended to date and as filed with the Division of Corporations of the State of Florida (the “Articles of Incorporation”), as follows:

1.	“Article I – NAME” is hereby replaced in its entirety to read as follows:

“Article I – NAME

The name of the Corporation is Recall Studios, Inc.”

2.	This amendment of the Articles of Incorporation has been duly adopted by the unanimous written consent of the Corporation’s board of directors as of August 31, 2017 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, and has been duly approved by the shareholders of the Corporation on August 31, 2017, and the number of votes cast for the amendment by the shareholders was sufficient for approval.

3.	The foregoing amendment of the Articles of Incorporation shall become effective on November 1, 2017.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Incorporation to be signed on the date indicated below.

Carolco Pictures, Inc.
a Florida corporation

By:	/s/ Frank Esposito
Frank Esposito
Secretary

Date: October 17, 2017